March 2022 Fourth Quarter 2021 Earnings Call Exhibit 99.2

Forward Looking Statement Statements contained in this presentation that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “anticipates”, “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission and available on the Partnership’s website at www.crossamericapartners.com. If any of these factors materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views as of the date of this presentation with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. 2

CrossAmerica Business Overview Charles Nifong, CEO & President 3

Fourth Quarter Operations Motor Fuel Gross Profit from the Wholesale Segment increased 51% $36.3 million in 4Q21 versus $24.0 million in 4Q20 Driven by both volume and fuel margin increases Overall Gross Profit for the Wholesale Segment increased 34% ($49.4 million for 4Q21 versus $36.8 million for 4Q20) Wholesale fuel volume increased 16% 356.9 million gallons distributed in 4Q21 versus 308.5 million gallons in 4Q20 Primary drivers of increase: acquisition of assets from 7-Eleven and continuing recovery from COVID-19 Pandemic Wholesale fuel margin increased 31% 10.2 cents in 4Q21 versus 7.8 cents in 4Q20 Benefited from company operated retail sites, better sourcing costs and market conditions Retail Segment’s Gross Profit increased $12.6 million or 64% year-over-year $32.1 million in 4Q21 versus $19.5 million in 4Q20 Increase driven by motor fuel (+76%) and merchandise (+66%) gross profit Same store fuel volume for the convenience store portfolio increased 12% from 4Q20 to 4Q21 Operating and General and Administrative (G&A) Expenses Operating Expenses increased $11.5 million primarily due to the increase in company operated sites as a result of the 7-Eleven acquisition and an increase in environmental and insurance costs G&A expenses increased $1.0 million in 4Q21 when compared to 4Q20 primarily driven by acquisition related costs incurred with the acquisition of the 7-Eleven assets and an increase in management fees related to the increase in headcount 4

Full Year 2021 Operations Wholesale Segment – Gross Profit increase of 14% ($176.6 million for FY21 versus $155.5 million for FY20) Wholesale fuel volume increased 20% (1.33 billion gallons distributed in FY21 versus 1.12 billion gallons in FY20) Margin (cents per gallon) was flat year-over-year at 9.2 cents per gallon (remaining at a historical high for the partnership) Motor fuel gross profit increased 19% ($122.2 million in FY21 versus $102.8 million in FY20) Rent represented 29% of the Wholesale Segment gross profit Retail Segment – Gross Profit increase of 77% ($100.8 million in FY21 versus $57.0 million in FY20) Increase driven by motor fuel (+119%) and merchandise (+72%) gross profit Operating 252 convenience stores at year end 198 commission agent sites at year end 5

Strategy & Objectives for 2022 Improving the customer experience for our company operated retail sites and for our dealer customers and their customers Growing revenue Growing or maintaining volume Focusing on a great experience Within our operations team, increasing our efficiency and effectiveness Strategically, positioning our portfolio for the future We will continue to focus on our real estate rationalization plan Maximizing the value of our sites for many years to come 6

CrossAmerica Financial Overview Maura Topper, Chief Financial Officer 7

4Q and Full Year Results Summary 8 Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation. During the full year of 2020, CrossAmerica recorded a $80.9 million gain on sale that was primarily driven by the sale of CrossAmerica’s 17.5% investment in CST Fuel Supply, as part of its exchange transaction with Circle K. This was a significant driver for the year-over decline in 2021 Full Year Net Income

Capital Strength Maintain Distribution Rate Distributable Cash Flow of $102.2 million for the full year 2021 and $31.0 million for the three-month period ended December 31, 2021 Distribution rate of $0.5250 per unit ($2.10 per unit annualized) attributable to the fourth quarter of 2021 Coverage ratio was 1.28 times for the full year 2021 compared to 1.31 times in 2020 For the fourth quarter of 2021, the coverage ratio was 1.56 times compared to 1.32 times in the fourth quarter of 2020 Capital Expenditures A total of $41.9 million of capital expenditures during 2021 with $37.7 million of growth capex Fourth quarter of 2021 capital expenditures of $9.5 million with $8.7 million of growth capex Growth capital projects during the year included rebranding of sites (in the existing portfolio and acquired locations), EMV upgrades and site improvements Coverage and Leverage Goals Credit facilities (CAPL Credit Facility and JKM Credit Facility) Continue to manage debt levels with target leverage range of 4.0x – 4.25x Long-term goal is to continue to improve our coverage and attain at least a 1.2x-1.3x coverage ratio 9 Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Appendix Fourth Quarter 2021 Earnings Call 10

Non-GAAP Financial Measures 11 Non-GAAP Financial Measures We use non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to us before deducting interest expense, income taxes and depreciation, amortization and accretion, which includes certain impairment charges. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and operating expenses payable to affiliates of the general partner, gains or losses on dispositions and lease terminations, certain acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess our operating performance of our business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of our retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess our ability to generate cash sufficient to make distributions to our unitholders. We believe the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

CROSSAMERICA PARTNERS LP

Fourth Quarter 2021 Earnings Call March 2022

Non-GAAP Reconciliation

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Net income available to limited partners	$ 11,980	$ 8,960	$ 21,654	$ 107,323
Interest expense	5,949	3,404	18,244	16,587
Income tax benefit	(1,561)	(4,080)	(3,225)	(7,948)
Depreciation, amortization and accretion	21,120	16,875	77,852	68,742
EBITDA	37,488	25,159	114,525	184,704
Equity-based employee and director compensation expense	215	89	1,311	172
(Gain) loss on dispositions and lease terminations, net [(a)]	(1,662)	(1,687)	(2,037)	(80,924)
Acquisition-related costs [(b)]	959	886	9,461	3,464
Adjusted EBITDA	37,000	24,447	123,260	107,416
Cash interest expense	(5,269)	(3,144)	(16,382)	(15,545)
Sustaining capital expenditures [(c)]	(754)	(1,737)	(4,161)	(3,529)
Current income tax benefit [(d)]	—	6,674	(548)	14,126
Distributable Cash Flow	$ 30,977	$ 26,240	$ 102,169	$ 102,468
Weighted average diluted common units	37,913	37,868	37,884	37,369
Distributions paid per limited partner unit [(e)]	$ 0.5250	$ 0.5250	$ 2.1000	$ 2.1000
Distribution Coverage Ratio [(f)]	**1.56x**	**1.32x**	**1.28x**	**1.31x**

(a) CrossAmerica recorded gains on the sale of sites in connection with its ongoing real estate rationalization effort of $3.3 million and $6.4 million in 2021 and 2020, respectively. In 2020, CrossAmerica also recorded $19.3 million in gains on the sale of sites in connection with the asset exchange with Circle K and a $67.6 million gain on the sale of our 17.5% investment in CST Fuel Supply. Also in 2020, CrossAmerica recorded a loss on lease terminations, including the non-cash write-off of deferred rent income associated with these leases, of $10.9 million.

(b) Relates to certain acquisition related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica's sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Consistent with prior divestitures, the current income tax benefit in 2020 excludes income tax incurred on the sale of sites. 2020 also include the tax benefit of 100% bonus depreciation on the eligible assets acquired in the asset exchanges with Circle K as well as certain dispenser upgrades and rebranding costs.

(e) On January 20, 2022, the Board approved a quarterly distribution of $0.5250 per unit attributable to the fourth quarter of 2021. The distribution was paid on February 10, 2022 to all unitholders of record on February 3, 2022.

(f) The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

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